QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.01

SUBSIDIARIES OF REGISTRANT

Adaptec Mfg. (S) Pte. Ltd.
No. 2 Chai Chee Drive
Singapore 469044
(011-65) 245-7300

Adaptec GmbH
Richard-Reitzner-Allee 8
D-85540 Haar
Germany
(011-49) 89-456-4060

Adaptec UK, Ltd.
Bldg 4, Archipelago Lyon Way, 1st Floor
Camberley, Surrey GU16 5ER
(011-44) 1276-854500

Adaptec Japan Ltd.
Harmony Tower, 3F
1-32-2, Honcho
Nakano-ku, Tokyo 164-8721
Japan
(011-81) 3-5365-6700

Adaptec (India) Pvt. Ltd.
6-3-1086 4th Floor "Vista Grand Towers"
Rajbhavan Road, Somajiguda
Hyderabad, India 500 080
(011-91) 40-6661555

Elipsan UK Limited
Howard House
Queens Avenue
Bristol BS8 1SD
United Kingdom
(011-44) 117-930-9600

Eurologic Systems Ltd.
Clonshaugh Industrial Estate
Coolock, Dublin 17, Ireland
(011-353) 1-866-1200

ICP vortex Computersysteme GmbH
Konrad-Zuse-Str. 9
D-74172 Neckarsulm
Germany
(011-49) 7132-9620-0

QuickLinks

  Exhibit 21.01
SUBSIDIARIES OF REGISTRANT